Incoming, Inc. 8-K/A
Exhibit 10.7

Prepared by: Groome, Tuttle, Pike & Blair

STATE OF NORTH CAROLINA
COUNTY OF CALDWELL

LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into this the 1st day of April, 2007, by and between Neptune, Inc., a North Carolina corporation, hereinafter referred to as Lessor, and North American Bio-Energies, LLC, a/k/a Foothills Bio-Energies, a North Carolina limited liability company, hereinafter referred to as Lessee;

WITNESSETH:

That Lessor, in consideration of the rents and covenants stated herein, and subject to the terms and conditions hereinafter set forth, does hereby lease and demise to the Lessee and the Lessee hereby leases from the Lessor the following described premises and personal property:

1.
REAL PROPERTY.  A portion of that property described in Deed Book 517, at Page 311, Caldwell County Registry, consisting of the plant building and associated real property and improvements thereon.  Excepted from the foregoing premises are the offices of Lessor, Lessor’s research and development building, and warehouse.

This Lease is executed upon the following terms and conditions:

2.
TERM.  The term of this Lease shall be for a period of five (5) years commencing on the 1st day of April, 2007.  Provided all rentals and other conditions of this Lease have been paid and met during the initial term of this Lease, Lessee may renew this Lease for subsequent five year terms upon any further conditions and rentals to which the parties may agree.

3.
PERMITTED USES.  The real and personal property may be used for the sole purpose of producing bio-diesel fuels and related products and the research and the marketing of bio-diesel products and associated or affiliated products.  Other uses may be permitted with the written agreement of the Lessor which shall not be unreasonably withheld.

4.
MAINTENANCE.  Lessee shall be responsible for all maintenance and repair of the premises, improvements and personal property.  If any of the leased personal property or other equipment fails or is destroyed or is no longer useful for any reason, Lessor has no obligation to replace or repair the same nor does Lessee have any obligation to replace or repair the same.

5.
RENTAL.  As rental, Lessee shall pay all annual ad valorem taxes on the real and personal property leased, as well as any lawful assessment, shall maintain and pay all premiums for public liability, fire and casualty insurance on the premises and personal property, the amount and extent of coverage to be satisfactory to Lessor.  Lessee shall provide copies of all insurance policies and Lessor shall be named as loss payee on such insurance policies.

6.
TERMINATION BY DEFAULT.  In the event that Lessee shall fail to pay any rent when due and such failure shall continue for twenty (20) days after said due date, or if Lessee shall fail to observe or shall violate any other term or condition of this Lease, and if such failure or violation shall continue for a period of sixty (60) days, then Lessor may deem Lessee to be in default, and the term of this leasehold interest as well as Lessee’s rights and privileges thereunder, shall cease and this Lease shall be forfeited and Lessor shall be entitled to re-enter and take possession of the demised premises, to exclude Lessee therefrom and to hold same free from any claims of Lessee.  Such lease forfeiture shall not act to relieve Lessee of any obligations hereunder which may have accrued prior to such termination.

7.
TERMINATION.  Lessee may at any time execute and deliver to Lessor a surrender agreement, subject to Lessor’s approval as to form, to be effective sixty (60) days after receipt by Lessor, covering all, but not less than all, of the demised premises, and may thereby surrender this Lease and be relieved from all obligations hereunder except those which shall have accrued prior to the effective date of such surrender.  After the first year of the term of this Lease, Lessor may terminate this Lease at anytime upon giving the Lessee six (6) months notice of such termination.

8.
INDEMNIFICATION.  Lessee shall save harmless and indemnify Lessor from and against any and all claims, damages, expenses (including the costs of investigation and defense), fines penalties, losses and liability asserted by any third party and arising from or connected with Lessee’s exercise and performance of its rights and duties under this Lease, Lessee’s activities, operations, use, control, maintenance, or management of demised premises or any condition related to the demised premises.  In the event of any claim covered by this Paragraph, Lessee shall resist or defend same at its expense with counsel satisfactory to Lessor.

9.
RIGHT OF REFUSAL.  Lessor shall not sell or convey the leased property without first giving to Lessee the opportunity to purchase it.  Prior to the Lessor’s acceptance of any offer to purchase, the Lessor shall deliver any outside offer to Lessee.  Lessee shall then have five (5) days to provide the Lessor with an offer to purchase.  If Lessee’s offer is similar or more favorable for the Lessor in all significant or material terms, the Lessor shall accept Lessee’s offer.  If Lessee’s offer is not delivered to Lessor within five (5) days, or if Lessee’s offer is less favorable than outside offer in one or more significant or material terms, then Lessor may accept Lessee’s offer, or Lessor may accept the outside offer, reject it, or submit a counter-offer to the outside prospective purchaser.  Subsequent counter-offers between the Lessor and outside prospective purchaser need not be submitted to Lessee; however, if the foregoing process does not result in a contract that is consummated, the Lessee shall maintain the right to meet subsequent outside offers on the same terms set forth above.  In any event, the Lessee’s right of first refusal shall expire 60 days after the termination of the Lease.

10.	UTILITIES. Lessee shall pay all utilities associated with the leased premises and personal property.

11.	ASSIGNABILITY. The lease is assignable by Lessee with written notice of Lessee to Lessor.

12.
RELATIONSHIP OF THE PARTIES.  The relationship of the parties shall be that of Lessor and Lessee and not that of partners, joint venturers, subcontractors, employees or agent.  Neither shall have the right to assume or create any obligations or responsibilities of any type in the name of the other party.

13.	MISCELLANEOUS.

1.	The waiver by either party of a breach of any provisions of this Lease shall constitute a waiver only as to that specific breach and not a waiver of any future breach.

2.	This Lease shall be governed by the laws of North Carolina.

3.
This Lease, together with all exhibits hereto, supersedes all prior understandings of the parties and constitutes the sole understanding of the parties with respect to the subject matter hereof.  No modifications or amendments to the terms of this Lease shall be binding unless in writing and properly executed by the parties.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals in duplicate originals, the day and year first above written.